UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Municipal Mortgage & Equity, LLC

(Exact name of Registrant as Specified in its Charter)

Delaware	52-1449733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

621 East Pratt Street, Suite 600 Baltimore, Maryland	21202
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)
n/a	n/a

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, no par value

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The following brief description of our common shares does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Amended and Restated Certificate of Formation and Operating Agreement (our “Operating Agreement”) and By-laws, copies of which are exhibits to prior filings of the registrant and incorporated herein by reference.

Our Operating Agreement does not limit the number of common shares that our board of directors may cause us to issue. We had 40,902,874 common shares outstanding at September 27, 2013. We may pay distributions to holders of our common shares on a pro rata basis when declared by our board of directors out of funds legally available therefor. Distributions to the holders of common shares are subject to preferences on the distributions on any preferred securities that we may issue in the future.

Holders of our common shares have no preemptive, conversion, sinking fund or cumulative voting rights. Our common shares are not redeemable, except pursuant to certain anti-takeover provisions we have adopted.

Our Operating Agreement and By-laws set forth the relationship of the shareholders to MuniMae and to one another and the manner in which we will conduct our operations, much like the articles and bylaws of a Delaware corporation or the partnership agreement of a Delaware general or limited partnership. While, as a limited liability company, we are not subject to the Delaware General Corporation Law, the Delaware Limited Liability Company Act permits a limited liability company agreement to provide, and our Operating Agreement and By-laws do provide, that the management of a limited liability company shall be conducted by a board of directors and officers designated by the board and that the holders of shares in such limited liability company (as is the case with the holders of our common shares) be afforded substantially all of the rights that are afforded holders of the common shares issued by a corporation organized under Delaware law.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone number (908) 272-8511.

Item 2.	Exhibits.

The exhibits filed herewith are set forth on the Exhibit Index and are hereby incorporated by reference herein.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 30, 2013

MUNICIPAL MORTGAGE & EQUITY, LLC

By:	/s/ Lisa M. Roberts
Lisa M. Roberts Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit	Description

3.1	Second Amended and Restated Certificate of Formation and Operating Agreement of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, File No. 001-11981).

3.2	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 12, 2007, File No. 001-11981).

4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, File No. 001-11981).